Exhibit 10(m)(xviii)

Performance Bonus Agreement
Multi-Year Performance Plan – 2011 through 2013

     This PERFORMANCE BONUS AGREEMENT (the “ Agreement ”), is dated as of the 25th day of March, 2011, between Albany International Corp., a Delaware corporation (the “ Company ”), and __________________ (the “ Participant ”).

     WHEREAS, the Company adopted and maintains the Albany International Corp. 2005 Incentive Plan (the “Plan”);

     WHEREAS, Section 8 of the Plan provides for the grant of incentive awards to Participants in the Plan, which awards may or may not be equity-based or equity-related awards; and

     WHEREAS, the Plan further provides that such awards may or may not be intended as Performance Based Compensation for the purposes of satisfying section 162(m) of the Internal Revenue Code; and

     WHEREAS, Section 9 of the Plan provides for the annual establishment of performance measures (“Performance Measures”) for performance-based awards;

     NOW THEREFORE, in consideration of the agreements and obligations hereinafter set forth, the parties hereto agree as follows:

          1. Definitions; References.

     As used herein, the following terms shall have the meanings indicated below. Capitalized terms used but not defined herein shall have the meanings assigned to them in the Plan.

     (xiv) “Earned Bonus Percentage” for the Participant for the Performance Period shall mean the percentage established by the Committee for the Participant in accordance with Section 4 hereof. The Committee shall in every case provide for a specific Earned Bonus Percentage when the Performance Percentage is equal to 100%, which Earned Bonus Percentage will be used to determine the Target Cash Amount and the Target Share Amount.

     (xv) “Beneficiary” shall mean the person(s) designated by the Participant in a written instrument delivered pursuant to the Plan to receive a payment due under the Plan upon the Participant’s death, signed by the Participant and delivered to the Company prior to the Participant’s death or, if no such written instrument is on file, the Participant’s estate.

     (xvi) “Cash Bonus” with respect to the Performance Period shall mean the dollar amount which is the product of the Target Cash Amount multiplied by the Earned Bonus Percentage for the Performance Period, to the extent vested as of the Distribution Date as provided herein.

     (xvii) “Cause” shall be deemed to exist if a majority of the members of the Board of Directors determine that the Participant has (i) caused substantial harm to the Company with intent to do so or as a result of gross negligence in the performance of his or her duties; (ii) not made a good faith effort to carry out his or her duties; (iii) wrongfully and substantially enriched himself or herself at the expense of the Company; or (iv) been convicted of a felony.

     (xviii) “Determination Date” shall mean, with respect to the Performance Period, the date on which the Committee shall have determined the Performance Percentage for the Participant, which date shall not be later than the last day of February following the Performance Period.

     (xix) “Disability” shall be deemed to exist if (i) by reason of mental or physical illness the Participant has not performed his or her duties for a period of six consecutive months; and (ii) the Participant does not return to the performance of his or her duties within thirty days after written notice is given by Company or one of its subsidiaries that the Participant has been determined by the Committee to be “Disabled” under the Company’s long term disability policy.

     (xx) “Distribution Date” is the first Business Day on or after March 1 of the year immediately following the end of the Performance Period.

     (xxi) “Performance Percentage” shall mean with respect to the Performance Period the percentage determined pursuant to the Scorecard.

     (xxii) “Performance Period” shall mean the period that begins on January 1, 2011 and ends on December 31, 2013.

     (xxiii) “Scorecard” shall mean a performance scorecard as set forth in Section 3 hereof.

     (xxiv) “Share Bonus” with respect to the Performance Period shall mean a number of shares of Common Stock equal to the product of the Target Share Amount multiplied by the Earned Bonus Percentage for the Performance Period, to the extent vested as of the Distribution Date as provided herein.

     (xxv) “Target Cash Amount”, with respect to the Performance Period, shall mean the dollar amount specified in Section 2, which is the amount of the Cash Bonus for the Performance Period if the Performance Percentage is 100% and the award becomes 100% vested.

     (xxvi) “Target Share Amount”, with respect to the Performance Period, shall mean a number of shares of Common Stock specified in Section 2, which is the amount of the Share Bonus for the Performance Period if the Performance Percentage is 100% and the award becomes 100% vested.

          2. Establishment of the Target Amount. Pursuant to, and subject to, the terms and conditions set forth herein and in the Plan, the Company hereby establishes the Participant’s Target Share Amount at _________ shares of Common Stock for the Performance Period. The Committee further establishes the Participant’s Target Cash Amount at $_________ for the Performance Period. The Share Bonus and the Cash Bonus shall be determined based on Target Share Amount and the Target Cash Amount, respectively, in the manner set forth in Sections 3 and 4 hereof.

          3. Establishment of the Scorecard. Pursuant to, and subject to, the terms and conditions set forth herein and in the Plan, the Company hereby establishes the Scorecard, attached hereto as Exhibit A, based on the objective criteria specified, with which to evaluate the Participant’s performance during the Performance Period. The Scorecard shall represent an objective basis for determining the Performance Percentage for the Performance Period.

          4. Adjustment of the Target Amount. As soon as practicable after the end of the Performance Period, and in no event later than the last day of the first February following the Performance Period, the Committee shall determine the Performance Percentage based on the Scorecard. The Earned Bonus Percentage with respect to the Participant for the Performance Period shall be equal to the Performance Percentage so determined. The Committee shall have discretion to reduce (but not increase) the amount of either the Cash Bonus or the Share Bonus, or both, determined for the Participant for the Performance Period at any time prior to the payment of either of such bonuses to the Participant. The Committee may, but shall not be required to, set forth in Exhibit B hereto such criteria (which may be subjective) to be used as the basis by the Committee to make any such reduction.

          5. Vesting; Time and Method of Payment of Bonuses.

          a. The Participant’s entitlement to receive both the Cash Bonus and the Share Bonus shall vest pro-rata on a daily basis over the Performance Period for as long as the Participant remains employed by the Company, except as provided in Section 6 hereof. In the event Participant’s employment with the Company terminates for any reason during the Performance Period, vesting of both the Cash Bonus and Share Bonus shall cease immediately; in such case, each bonus shall, subject to Section 6 hereof, be determined in accordance with Sections 3 and 4 hereof based upon the amounts vested through termination and paid as hereinafter provided.

          b. The Cash Bonus determined to have been earned by the Participant shall be payable on the Distribution Date and be paid in cash, less applicable taxes and withholdings.

          c. The Share Bonus determined to have been earned by the Participant shall be payable on the Distribution Date and distributed in Common Stock, less applicable taxes and withholdings, which may be satisfied with shares of Common Stock or from the Cash Bonus.

          d. In the event that a payment is called for hereunder to the Participant at a time when the Participant is deceased, such payment shall be made to the Participant’s Beneficiary.

          6. Effect of Termination of Employment.

          a. In the event that the Participant is terminated for Cause at any time before the Distribution Date, the entire amount of the Cash Bonus and the Share Bonus, whether vested or unvested, shall be forfeited and the Participant shall not be entitled to any payment under Section 5 hereof or have any other rights with respect to either the Cash Bonus or the Share Bonus.

          b. In the event that the Participant’s employment with the Company is terminated prior to the Distribution Date for any reason other than for Cause, Participant’s Cash Bonus and Share Bonus shall be determined based on the amounts vested up through and including the date of termination but distributed in accordance with the otherwise applicable provisions of this Agreement; provided however, that any unpaid Cash Bonus and any undistributed Share Bonus shall be forfeited in their entirety should Participant engage in any business or activity, either on his own or as an employee, which is deemed to be in competition with the Company.

          7. Clawback. In the event of the Company’s material restatement of its financial results the Participant shall repay the entire Cash Bonus and the entire Share Bonus, or forfeit such if not already paid, whether vested or unvested, to the extent the restatement is caused or substantially caused by the fraud or intentional misconduct of the Participant. In the event such material restatement is not caused or substantially caused by the fraud or intentional misconduct of the Participant, the participant shall repay, or forfeit if not already paid, whether vested or unvested, so much of the Cash Bonus and the Share bonus that was or would have been earned and awarded based on the achievement of financial results that were subsequently the subject of a restatement.

          8. Modification and Waiver. Except as provided in the Plan with respect to determinations of the Committee and subject to the Company’s Board of Directors’ right to amend the Plan, neither this Agreement nor any provision hereof can be changed, modified, amended, discharged, terminated or waived orally or by any course of dealing or purported course of dealing, but only by an agreement in writing signed by the Participant and the Company. No such agreement shall extend to or affect any provision of this Agreement not expressly changed, modified, amended, discharged, terminated or waived or impair any right consequent on such a provision. The waiver of or failure to enforce any breach of this Agreement shall not be deemed to be a waiver or acquiescence in any other breach thereof.

          9. Notices. All notices and other communications hereunder shall be in writing, shall be deemed to have been given if delivered in person or by first-class registered or certified mail, return receipt requested, and shall be deemed to have been given when personally delivered or five (5) days after mailing to the following address (or to such other address as either party may have furnished to the others in writing in accordance herewith, except that notices of change of address shall only be effective upon receipt):

     If to the Company:

Albany International Corp.
1373 Broadway
Menands, New York 12204
Fax: (518) 447-6575
Attention: Legal Department

     If to the Participant, to the most recent address of the Participant that the Company has in its records.

          10. Participant Acknowledgement. The Participant hereby acknowledges receipt of a copy of the Plan.

          11. Incorporation of the Plan. All terms and provisions of the Plan are incorporated herein and made part hereof as if stated herein. If any provision hereof and of the Plan shall be in conflict, the terms of the Plan shall govern. All capitalized terms used herein and not defined herein shall have the meanings assigned to them in the Plan.

          12. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but each of which together shall constitute one and the same document.

          13. Governing Law; Choice of Forum. This Agreement shall be governed by and interpreted in accordance with New York law, without regard to its conflicts of law principles, and the parties hereby submit to the jurisdiction of the courts and tribunals of New York.

          14. Binding Effect. This Agreement shall be binding upon, inure to the benefit of, and be enforceable by the heirs, personal representatives and successors of the parties hereto. Nothing expressed or referred to in this Agreement is intended or shall be construed to give any person other than the parties to this Agreement, or their respective heirs, personal representatives or successors, any legal or equitable rights, remedy or claim under or in respect of this Agreement or any provision contained herein.

          15. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

          16. Miscellaneous. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     IN WITNESS WHEREOF , the Company and the Participant have duly executed this Award Agreement as of the Award Date specified above.

ALBANY INTERNATIONAL CORP.

By:

Name:
Title:
By:

PARTICIPANT